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                                                                   EXHIBIT 10.10


                           DELL COMPUTER CORPORATION

                  AMENDMENT TO THE DEFERRED COMPENSATION PLAN

RESOLVED, that the Board hereby amends Section 3.2 of the Plan effective January 1, 1996, to provide for a 100% match of Member's Deferral Account, not to exceed the maximum matched Employer Salary Reduction Contribution under the Dell Computer Corporation 401(k) Plan less the maximum limit allowed under the Internal Revenue Code 402(g)(1).

RESOLVED, that the Board hereby amends the vesting schedule of the Plan effective January 1, 1996, to mirror the vesting schedule of the Dell Computer Corporation 401(k) Plan.

RESOLVED, that the Board hereby amends Section 2 of the Plan effective January 1, 1996, to provide for the inclusion of Directors as eligible Members in the Plan.